Exhibit 99.1

Nortek Reports Third-Quarter 2014 Results
Net Sales Increase 9% year-over-year, Driven by Organic and Acquisition Related Growth

Providence, RI, November 3, 2014 - Nortek, Inc. (Nasdaq: NTK), a global diversified industrial company with leading brands and innovative air management and technology-driven solutions for residential and commercial applications, today announced financial results for the three months ended September 27, 2014.
Third-Quarter 2014 Consolidated Highlights

•
Net sales increased to $642.9 million, from $589.2 million in the third quarter of 2013. The Company’s acquisition of Thomas & Betts’ HVAC business (“Reznor”) contributed $38.0 million to net sales during the third quarter of 2014.

•	GAAP operating earnings were $33.4 million, compared with $32.5 million in the third quarter of 2013.

•	Adjusted operating earnings* increased to $44.4 million, from $37.4 million in the third quarter of 2013. Adjusted operating margin increased to 6.9%, from 6.3% a year earlier.

•
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)* rose to $71.8 million, from $63.5 million in the third quarter of 2013. Adjusted EBITDA margin increased to 11.2% from 10.8% a year earlier.

•
The acquisition of Reznor, which closed on April 30, 2014, contributed $1.8 million to GAAP operating earnings and $2.9 million to adjusted operating earnings including the impact of accounting for the fair value of assets acquired and liabilities assumed. Reznor contributed $6.7 million to the increase in adjusted EBITDA for the third quarter.

•	GAAP net earnings increased to $4.6 million, or $0.29 per diluted share, from $4.2 million, or $0.27 per diluted share, in the third quarter last year.

•
Net cash provided by operating activities was $78.1 million, compared with $82.2 million in the third quarter of 2013. Capital expenditures were $9.4 million, compared with $11.9 million in last year’s third quarter. Free cash flow, which is defined as net cash provided by operating activities minus capital expenditures, was $68.7 million, compared with $70.3 million in the third quarter of 2013.

•	As of September 27, 2014, Nortek had $66.2 million of unrestricted cash and cash equivalents on its balance sheet, compared with $80.9 million on December 31, 2013.

•	As of September 27, 2014, Nortek had no borrowings outstanding under its ABL facility and on October 31, 2014 had $50.0 million outstanding. Nortek had no borrowings outstanding on December 31, 2013.

* See appendix for reconciliation to most comparable GAAP equivalent.
Business Segments
Beginning with the third quarter of 2014, Nortek has renamed its business segments to better represent their business activities, as outlined in the table below.

Previous Segment Name	New Segment Name
Residential Ventilation	Air Quality and Home Solutions (AQH)
Residential Heating and Cooling	Residential and Commercial HVAC (RCH)
Custom and Engineered Solutions	Custom and Commercial Air Solutions (CAS)
Technology Solutions	Security and Control Solutions (SCS)
Display Mount Solutions	Ergonomic and Productivity Solutions (ERG)
Audio Video	Audio, Video and Control Solutions (AVC)
See the Company’s most recent Form 10-Q filed with the SEC for additional details.

Management Comments on the Third Quarter
“Nortek’s sales continued to grow in the third quarter, fueled by increased demand for our products in the ERG, RCH and SCS segments,” said President and Chief Executive Officer Michael J. Clarke. “Our recently acquired Reznor HVAC business also contributed significantly to this growth.”
“Our overall Air Management business performed well in the quarter. Starting with the AQH segment, net sales were $146.5 million, down 2.3% from the third quarter of 2013, which was mainly due to our exit of a product line earlier this year and the impact of changes in foreign exchange rates,” Clarke said. “AQH segment U.S. sales in the appliance and wholesale channels, on a combined basis and excluding the product line exit, increased 8.2% in the third quarter. In the RCH segment, net sales increased 39.5 percent to $153.9 million, from $110.3 million in the third quarter of 2013. Excluding Reznor’s contribution, RCH net sales grew 5.1 percent, driven by stronger industry demand as well as our company-owned distribution initiative. Net sales in our CAS segment decreased 7.0 percent to $106.8 million, from $114.9 million in the year-earlier period. As mentioned last quarter, we are seeing softness in certain end markets that we sell into such as healthcare.”
“In the Technology side of our business, net sales in our SCS segment increased 5.9 percent year-over-year to $104.2 million, due primarily to new customers added this year in the security and home control space. Nortek’s ERG segment also performed well this quarter,” Clarke said. “Net sales in the segment rose 22.1 percent to $83.9 million, from $68.7 million in the year-earlier quarter, driven by stronger demand for our sit-stand products and healthcare carts. AVC segment net sales grew 1.5 percent to $47.6 million, from $46.9 million in the third quarter last year. This growth was primarily due to sales of video products for a specific customer project.”
“We continued to translate Nortek’s net sales growth into stronger bottom-line results in the third quarter,” said Clarke. “Adjusted EBITDA margins were up, year-over-year, in the AQH, RCH, SCS and ERG segments. This improvement was due, in part, to the savings that we are realizing from our transformation efforts.”
Management Comments on the Outlook
“We expect Nortek to conclude 2014 with a solid fourth quarter and deliver increased profitability for the year compared to 2013,” Clarke said. “While conditions are improving in the overall residential and non-residential construction markets, there still appears to be softness in certain sub-markets that are important to Nortek, such as remodeling and replacement and the non-residential healthcare segment. In our RCH and SCS segments, we anticipate continued growth in the markets that these businesses serve.”
“At the same time, we expect to continue realizing the benefits of our operational initiatives in the fourth quarter with the balance of these benefits being achieved over the next couple of years. With our operational initiatives in place, we are focusing more of our attention on growing the top line through new product introductions and sales strategies,” Clarke concluded.
Conference Call Details
Nortek has scheduled a conference call to review its third-quarter 2014 results tomorrow, November 4, 2014, at 10:00 a.m. ET. Those who wish to listen to the conference call webcast should visit the Investor Relations section of the Company’s website at www.nortekinc.com. The live call also can be accessed by dialing (877) 709-8155 or (201) 689-8881 prior to the start of the call. For those who are unable to listen to the live call, the webcast will be archived on the Company’s website. An accompanying slide presentation also will be available on the website.
About Nortek
Nortek is a global, diversified industrial company whose many market-leading brands deliver broad capabilities and a wide array of innovative, technology-driven products and solutions for lifestyle improvement at home and at work. The Company’s broad array of offerings includes ventilation products such as range hoods and bathroom fans, security and audio/video solutions, heating and cooling products, air management systems, and ergonomic and productivity solutions.

As used herein, the term "Nortek" refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.
Safe Harbor Statement
In this press release, we discuss and analyze the results of operations and financial condition of Nortek, Inc. and its wholly owned subsidiaries. In addition to historical information, we also make statements relating to the future, called “forward-looking” statements, which are provided under the “safe harbor” protection of the U.S. Private Securities Litigation Reform Act of 1995. When used in this press release, words such as "anticipate," "believe," "could," "estimate," "expect," "feel," "intend," "may," "plan," "potential," "project," "should," or "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are based on Nortek's current plans and expectations and involve risks and uncertainties, over which we have no control, that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and operating results to differ include: the availability and cost of certain raw materials (including, among others, steel, copper, packaging materials, plastics, resins, glass, wood and aluminum) and purchased components; freight costs; global economic conditions and the level of domestic and foreign construction and remodeling activity affecting residential and commercial markets; interest rates; employment levels; inflation; foreign currency fluctuations; foreign economic and political conditions; consumer spending levels; exposure to foreign economies; the rate of sales growth; prices; competition; maintaining good relationships with customers and suppliers; weather fluctuations; acquisition and integration risks; the success of our operational improvement initiatives; labor disruptions; increased costs associated with regulatory compliance; changes in tax law; our ability to service our indebtedness; and product and warranty liability claims. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, readers are urged to carefully review and consider the reports and filings of Nortek with the Securities and Exchange Commission including the description of "risk factors" set forth under Item 1A in our Annual Report on Form 10-K and any further disclosures the Company makes on related subjects in subsequent reports filed with the SEC.

NORTEK, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

	For the third quarter ended
	September 27, 2014	September 28, 2013
	(Dollar amounts in millions, except per share data)

Net Sales	$642.9	$589.2
Cost of products sold	452.9	415.5
Gross profit	190.0	173.7
Selling, general and administrative expense, net	141.7	128.0
Amortization of intangible assets	14.9	13.2
Operating earnings	33.4	32.5
Net interest expense	(27.3)	(24.8)
Loss from debt retirement	(0.5)	—
Earnings before provision for income taxes	5.6	7.7
Provision for income taxes	1.0	3.5
Net earnings	$4.6	$4.2

Basic earnings per share	$0.29	$0.27

Diluted earnings per share	$0.29	$0.27

Weighted Average Common Shares:
Basic	15,671,819	15,386,600
Diluted	16,099,917	15,848,976

The accompanying notes are an integral part of this unaudited condensed consolidated summary of operations.

NORTEK, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

(A)
Nortek, Inc. (“Nortek”) and all of its wholly owned subsidiaries, collectively the “Company,” is a global, diversified company whose many market-leading brands deliver broad capabilities and a wide array of innovative, technology-driven products and solutions for lifestyle improvement at home and at work. Operating within five primary reporting segments, the Company manufactures and sells, primarily in the United States, Canada and Europe, with additional manufacturing in China and Mexico, a wide variety of products for the remodeling and replacement markets, the residential and commercial new construction markets, the manufactured housing market, and the personal and enterprise computer markets.

The Company operates on a calendar year, and each interim period is comprised of two 4-week periods and one 5-week period, with each week ending on a Saturday. The Company's fiscal year always begins on January 1 and ends on December 31. As a result, the Company's first and fourth quarters may have more or less days included than a traditional 4-4-5 fiscal calendar, which consists of 91 days. The three months ended September 27, 2014 ("third quarter of 2014") and September 28, 2013 ("third quarter of 2013") each include 91 days.

The accompanying unaudited condensed consolidated summary of operations reflects the accounts of Nortek and all of its wholly-owned subsidiaries after elimination of intercompany accounts and transactions. Certain amounts in the prior years' consolidated financial statements have been reclassified to conform to the current year presentation. The results for the third quarter of 2013 reflect an immaterial reclassification from selling, general and administrative expense, net to cost of products sold to conform to the current period presentation.

This unaudited condensed consolidated summary of operations should be read in conjunction with the consolidated financial statements and the notes included in the Company's latest annual report on Form 10-K, as may be updated by quarterly reports on Form 10-Q, and current reports on Form 8-K as filed with the Securities and Exchange Commission.

(B)
The Company has supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measures, which the Company refers to as "adjusted" measures, including adjusted operating earnings and adjusted EBITDA (earnings before interest, taxes, depreciation and amortization). Adjusted operating earnings is defined as operating earnings as reported, adjusted to exclude certain cash and non-cash, non-recurring items that are otherwise included in operating earnings. Adjusted EBITDA is defined as adjusted operating earnings, further adjusted to exclude depreciation and amortization expense, and share-based compensation expense.

Adjusted operating earnings and EBITDA are not defined terms under GAAP. Neither should be considered as an alternative to operating earnings or net earnings (loss) as a measure of operating results. There are material limitations associated with making the adjustments to the Company's earnings to calculate adjusted operating earnings and EBITDA, and using these non- GAAP financial measures as compared to the most directly comparable GAAP financial measures. For instance, adjusted operating earnings and EBITDA do not include:

•	interest expense, and, because the Company has borrowed money in order to finance its operations, interest expense is a necessary element of the Company's costs and ability to generate revenue;

•	income tax expense, and because the payment of taxes is part of the Company's operations, tax expense is a necessary element of its costs and ability to operate; or

•
certain cash and non-cash, non-recurring items, and share-based compensation expense, and, because such items can, at times, affect the Company's operating results, the exclusion of such items is a material limitation.

Further, adjusted EBITDA does not include depreciation and amortization expense, and, because the Company uses capital assets, depreciation and amortization expense is a necessary element of its costs and ability to generate revenue.

The Company presents adjusted operating earnings and EBITDA because it considers them important supplemental measures of its performance and believes they are frequently used by the Company's investors and other interested parties, as well as by management, in the evaluation of other companies in its industry. In addition, adjusted operating earnings and EBITDA provide additional information used by the Company's management and Board of Directors to facilitate internal comparisons to historical operating performance of prior periods. Further, management believes that adjusted operating earnings and EBITDA facilitate operating performance comparisons from period to period because it excludes potential differences caused by variations in capital structure (affecting interest expense), tax positions (such as the impact of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting depreciation expense).

While adjusted operating earnings and EBITDA are frequently used as measures of operations and the ability to meet debt service requirements by other companies, the Company’s use of this financial measure is not necessarily comparable to such

NORTEK, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

other similarly titled captions of other companies. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The company strongly encourages investors and shareholders to review company financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The following table reconciles operating earnings to adjusted operating earnings and EBITDA for the third quarters ended September 27, 2014 and September 28, 2013:

	For the third quarter ended
	September 27, 2014	September 28, 2013
	(Dollar amounts in millions)

Operating earnings	$33.4	$32.5
Restructuring and transformation charges (a)	9.4	4.9
Other Adjustments:
Non-recurring losses (b)	0.4	0.3
Acquisition fees and expenses	0.5	—
Loss on sale of assets	—	0.2
Joint venture income	—	(0.1)
Net foreign exchange losses (gains) (c)	0.7	(0.4)
Subtotal - Other Adjustments	1.6	—
Adjusted Operating Earnings	44.4	37.4
Depreciation and amortization expense	26.4	23.0
Share-based compensation expense	1.0	3.1
Adjusted EBITDA (d)	$71.8	$63.5

(a)
Includes all restructuring charges, including severance, relocation and transformation/transition costs. Costs associated with these activities for the third quarters ended September 27, 2014 and September 28, 2013 were as follows:

	For the third quarter ended
	September 27, 2014	September 28, 2013
	(Dollar amounts in millions)
Subsidiary Combinations	$2.4	$2.0
Manufacturing Rationalization & Relocation Initiatives	3.5	0.6
Warehousing & Distribution Consolidation	0.2	0.4
Other operational improvement initiatives	3.3	1.9
	$9.4	$4.9

(b)
For the third quarter ended September 27, 2014, this amount includes (1) approximately $0.2 million of charges within the ERG segment relating to the write off of an indemnification asset associated with a reserve for uncertain tax positions and (2) amortization of approximately $0.2 million to record leasehold fair value adjustments.

For the third quarter ended September 28, 2013, this amount includes (1) approximately $0.4 million of charges primarily within the AVC segments related to the decision to discontinue certain product lines, and (2) accretion of approximately $(0.1) million to record leasehold fair value adjustments.

(c)	Non-cash foreign exchange (gains) losses relate to intercompany debt not indefinitely invested in our subsidiaries.

(d)
See the Company's Form 10-Q for the quarterly period ended September 27, 2014 for information pertaining to the pro forma effect of acquisitions, which is not reflected in the above presentation of Adjusted EBITDA.